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                                                            EXHIBIT 99(a)(5)(iv)

      JRC ACQUISITION CORP. ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER
            TO ACQUIRE ALL OUTSTANDING SHARES OF 800-JR CIGAR, INC.

         WHIPPANY, NJ, September 27, 2000 -- JRC Acquisition Corp., a wholly owned subsidiary of L&LR, Inc., today announced the preliminary results of the cash tender offer by JRC to acquire all outstanding shares of common stock of 800-JR CIGAR, Inc. other than the shares owned by Lew Rothman, LaVonda M. Rothman and the Lewis I. Rothman 1998 Trust #1 for $13.00 per share. The Rothmans and the 1998 Rothman Trust contributed their shares of 800-JR CIGAR to JRC's parent, L&LR, and L&LR in turn contributed the shares to JRC on September 26, 2000.

         The offer expired at 12:00 Midnight New York City time on September 26, 2000. Pursuant to the offer, JRC purchased approximately 1,802,379 shares of common stock of 800-JR CIGAR at a price of $13.00 per share, representing approximately 70.3% of the total number of shares not owned by JRC and certain trusts of which the Rothmans are trustees.

         Following its purchase of the 1,802,379 shares of common stock of 800-JR CIGAR pursuant to the offer, JRC and certain trusts of which the Rothmans are trustees owned approximately 11,102,379 shares of common stock, or approximately 93.6% of the total issued and outstanding shares of common stock of 800-JR CIGAR.

         THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF SECTION 21E OF THE SECURITIES ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO UNCERTAINTIES WHICH COULD CAUSE ACTUAL EVENTS TO DIFFER FROM THOSE IN THE STATEMENTS.